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                                                                       EXHIBIT 1

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger is entered into as of July 23, 2002 between 1st Realty Investments, Inc., a Nevada corporation (herein "Surviving Entity") and Great Western Land and Recreation, Inc., a Delaware corporation (herein "Merging Entity") with respect to the following terms, and conditions.

         1) Merging Entity shall be merged into Surviving Entity.

         2) The effective time of the merger (the "Effective Time") shall be the later of the time the Articles of Merger (defined below) are filed with Nevada's Secretary of State or Delaware's Secretary of State.

         3) Without any other transfer or documentation, at the Effective Time of the merger:

                  (i) the separate existence of the Merging Entity shall cease and the Merging Entity shall be merged with and into the Surviving Entity;

                  (ii) the Surviving Entity shall succeed to all of Merging Entity's rights and property;

                  (iii) the Surviving Entity shall be subject to all Merging Entity's liabilities and obligations;

                  (iv) the articles of incorporation and bylaws of the Surviving Entity in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Entity except as amended pursuant to the Articles of Merger evidencing the merger contemplated hereby filed with the Nevada Secretary of State ("Articles of Merger") and unless and until amended as provided by law;

                  (v) each share of capital stock in the Merging Entity outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $.001 per share, in Surviving Entity.

         4) Merging Entity shall from time to time, as and when requested by Surviving Entity, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out this merger.

         5) The Directors and Officers of the Surviving Entity shall remain as Directors and Officers for the full unexpired portion of their term, unless removed pursuant to law.


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6)       At any time prior to the Effective Time, this merger may be abandoned without further obligation or liability by action of either the Board of Directors of the Merging Entity or the Surviving Entity.

7)       The effect of the merger are as prescribed by Nevada law.

8) Merging Entity's obligation to complete the transactions contemplated herein is subject to fulfillment on or before the Effective Time of each of the following conditions, unless stated otherwise below or waived in writing by Merging Entity:

         a. Surviving Entity's authorized and issued common stock having undergone an 8:1 reverse stock split whereby, thereafter, the number of authorized shares shall be 3,125,000 and the number of shares of issued shall be concurrently reduced by a factor of 8 (subject to adjustment for fractional shares, whereby fractional shares will not be issued; instead any fractions will be rounded up to the next whole share);

         b. An amendment to the articles of incorporation of Surviving Entity shall have become effective, increasing the number of authorized shares of common stock from 3,125,000 to 30,000,000.

         c. The representations and warranties of Surviving Entity set forth herein will be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

         d. Surviving Entity will have performed all covenants required by this Agreement to be performed by it on or before the Closing.

         e. This Agreement will have been approved by the Board of Directors and the shareholders of Surviving Entity.

         f. Surviving Entity will have delivered to the Merging Entity the documents set forth below in form and substance reasonably satisfactory to counsel for the Merging Entity:

                  (i) A certificate of an officer of Surviving Entity, certifying that Surviving Entity is a corporation duly organized, validly existing, and in good standing;

                  (ii) A certificate of an officer of Surviving Entity, certifying that Surviving Entity's authorized and issued capital stock is as set forth herein;


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                  (iii)    Copies of the resolutions of the board of directors
                           of Surviving Entity authorizing the execution of this Agreement and the consummation hereof, certified by an officer of Surviving Entity; and

                  (iv) Any further document as may be reasonably requested by counsel to the Merging Entity in order to substantiate any of the facts underlying the representations or warranties of Surviving Entity set forth herein.

         g. There will have occurred no material adverse change in the business, operations or prospects of Surviving Entity.

         h. Jay N. Torok will be the Chairman, President and CEO of Surviving Entity and William D. Szilagyi will be the Senior Vice President of Surviving Entity. Ron O'Connor will be the Vice-President and CFO.

         i.       The Board of Directors of Surviving Entity will consist of Jay
                  N. Torok, Chairman, William D. Szilagyi, Roger Clark and Daniel Tracy.

         j. Immediately upon the Merger becoming effective, the name of Surviving Entity will be Great Western Land and Recreation, Inc., pursuant to an amendment of Surviving Entity's articles of incorporation, whether filed separately or as a part of the Articles of Merger effecting the merger contemplated hereby.

         k. Holders of not more than 20% of Surviving Entity's common stock outstanding at the close of business immediately prior to the Merger, shall have demanded appraisal for such shares in accordance with Sections 92A.300 to 92A.500, inclusive, of the Nevada General Corporation Law, as amended.

9) Surviving Entity's obligation to complete the transactions contemplated herein will be subject to fulfillment on or before the Effective Time of each of the following conditions, unless waived in writing by Surviving Entity, as appropriate:

         a The representations and warranties of Merging Entity set forth herein will be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

         b. Merging Entity will have performed all covenants required by this Agreement to be performed by them on or before the Closing.

         c. This Agreement will have been approved by the Board of Directors and the shareholders of Merging Entity.

         d. Merging Entity will have delivered to Surviving Entity the documents set


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                  forth below in form and substance reasonably satisfactory to counsel for Surviving Entity:

                  (i) A certificate of an officer of Merging Entity, certifying that Merging Entity is a corporation duly organized, validly existing, and in good standing;

                  (ii) Resolutions of the board of directors of Merging Entity authorizing the execution of this Agreement and the consummation hereof, certified by an officer of Merging Entity; and

                  (iii) Any further document as may be reasonably requested by counsel to Surviving Entity in order to substantiate the facts underlying any of the representations or warranties of the Merging Entity set forth herein.

         e. There will have occurred no material adverse change in the business, operations or prospects of Merging Entity.

10)      Representations and Warranties of Surviving Entity.

         Surviving Entity represents, warrants and covenants as follows:

         a. Surviving Entity is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

         b. As of the date of this Agreement, the authorized capital stock of Surviving Entity consists of (i) 25,000,000 shares of common stock, $0.001 par value per share, of which 17,518,525 are issued and outstanding and (ii) 10,000,000 shares of preferred stock, $.0.001 par value, of which no shares are issued and outstanding. To the knowledge of Surviving Entity, all issued and outstanding shares of Surviving Entity's common and preferred stock are fully paid and non-assessable.

         c. Surviving Entity has the wholly owned subsidiaries listed in Exhibit "A."

         d. Execution of this Agreement and performance by Surviving Entity hereunder has been or will be duly authorized by all requisite corporate action on the part of Surviving Entity, and this Agreement constitutes a valid and binding obligation of Surviving Entity, and Surviving Entity's performance hereunder will not violate any provision of any charter,


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                  bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, or, to Surviving Entity's knowledge any law or regulation, to which any property of Surviving Entity is subject or by which Surviving Entity is bound.

         e. Surviving Entity has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance hereunder.

         f. Except as previously disclosed in writing to Merging Entity, there is no litigation or proceeding pending, or to Surviving Entity's knowledge threatened, against or relating to Surviving Entity, its properties or businesses.

         g. Surviving Entity is not a party to any material contract other than those listed in Surviving Entity's Form 10-QSB periodic report for the period ending May 31, 2002, as filed with the Securities Exchange Commission.

         h. Surviving Entity has no material assets and no liabilities, except those included in Surviving Entity's Form 10-QSB periodic report for the period ending May 31, 2002, as filed with the Securities Exchange Commission and any liabilities incurred in the ordinary course of business from May 31, 2002 to the Closing Date.

         i. As of the date hereof, Jay N. Torok serves as Chairman, and William D. Szilagyi serves as President of Surviving Entity. None of these officers are currently receiving any compensation from Surviving Entity for such service.

         j. As of the date hereof, no current officer, director, affiliate or person is known to Surviving Entity to be the record or beneficial owner of in excess of 5% of Surviving Entity's common stock, other than Jay N. Torok, Chairman, William D Szilagyi, President and David Theroux an individual, and no person known by Surviving Entity to be an associate of any of the foregoing is a party adverse to Surviving Entity or has a material interest adverse to Surviving Entity in any material pending legal proceeding.


         k. To its knowledge, Surviving Entity has filed in materially correct form all federal, state, and other tax returns of every nature required to be filed by it and has paid all taxes as shown on such returns and all assessments, fees and charges received by it to the extent that such taxes, assessments, fees

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                  and charges have become due. Surviving Entity has also paid all material taxes which do not require the filing of returns and which are required to be paid by it. To the extent that tax liabilities have accrued, but have not become payable, they have been adequately reflected as liabilities on the books of Surviving Entity.

         l.       Surviving Entity is a publicly reporting company pursuant to
                  Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Act") and is in compliance with all reporting requirements of the Act, except as follows: The last annual report on Form 10-K was for the year ended August 31, 1991, and the last quarterly report on Form 10-Q for the quarter ended November 30, 1991 were filed on or about December 13, 1991 and January 21, 1992 respectively. Surviving Entity has not filed annual reports for the years ended August 31, 1992 through 2000, or quarterly reports for the quarters ended February 28, 1992 through May 31, 2000. On or about June 25, 2002 quarterly reports for the quarters ended November 30, 2000 through February 28, 2002 and an annual report on Form 10KSB for the fiscal year ended August 31, 2001 were filed with the SEC. On July 12, 2002, a quarterly report for the quarter ended May 31, 2002 was filed with the SEC. Due to changes in personnel and the lack of availability of records kept by such personnel prior to 2000, Surviving Entity has determined that certain of its records for the fiscal years 1992 through 2000 are not available and are, therefore, not able to be audited and the cost of recreating and auditing such records, should such recreation be possible, would not be justified in light of the age of the information and its relevancy to current operations. There is therefore, no intention of preparing or filing annual or quarterly reports for the periods set forth above through the year ended August 31, 2000. Surviving Entity's Form 10-KSB for the period ending August 31, 2001, its Form 10-QSB for the periods ending November 30, 2000, February 28, 2001, May 31, 2001, November 30, 2001, February 28, 2002 and May 31, 2002 and any other periodic filings made by Surviving Entity as filed with the SEC, including all exhibits, documents and attachments thereto, are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make any statement therein not materially misleading.

         m. Holders of a majority of the shares of Surviving Entity's common stock outstanding have consented to the transaction contemplated by this Agreement.

         n. Surviving Entity has had the opportunity to perform all due diligence investigations of Merging Entity as it has deemed necessary or appropriate and to ask questions of Merging Entity's officers and directors and has

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                           received satisfactory answers to all of its
                           questions. Surviving Entity has had access to all documents and information about Merging Entity and have reviewed sufficient information to allow it to evaluate the merits and risks of the acquisition of Merging Entity.

         11)      Representations and Warranties of Merging Entity.

                  Merging Entity represents and warrants as follows:

                  a. Merging Entity is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and is licensed or qualified as a foreign corporation in all places in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

                  b. There are no agreements purporting to restrict the transfer of the Merging Entity shares, nor any voting agreements, voting trusts or other arrangements restricting or affecting the voting of the Merging Entity Shares. There are no subscription rights, options (except for an Employee Stock Option Plan, the details of which have been previously provided to Surviving Entity), warrants, convertible securities, or other rights (contingent or otherwise) presently outstanding, for the purchase, acquisition, or sale of the capital stock of Merging Entity, or any securities convertible into or exchangeable for capital stock of Merging Entity or other securities of Merging Entity, from or by Merging Entity.

                  c. Except as previously disclosed in writing to Surviving Entity, there is no litigation or proceeding pending, or to Merging Entity's knowledge, threatened against or relating to Merging Entity.

                  d. Merging Entity has filed in materially correct form all tax returns of every nature required to be filed by it and has paid all taxes as shown on such returns and all assessments, fees and charges received by it to the extent that such taxes, assessments, fees and charges have become due. Merging Entity has also paid all material taxes which do not require the filing of returns and which are required to be paid by it. To the extent that tax liabilities have accrued, but have not become payable, they have been adequately reflected as liabilities on the books of Merging Entity.

                  e. Merging Entity has had the opportunity to perform all due diligence investigations of Surviving Entity as it has deemed necessary or appropriate and to ask questions of Surviving Entity's officers and directors and has received satisfactory answers to all of its questions. Merging Entity has had access to all documents and information about

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                           Surviving Entity and have reviewed sufficient
                           information to allow it to evaluate the merits and risks of the transaction contemplated hereby.

                  f. Execution of this Agreement and performance by Merging Entity hereunder has been duly authorized by all requisite corporate action on the part of Merging Entity, and this Agreement constitutes a valid and binding obligation of Merging Entity, and Merging Entity's performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, or, to Merging Entity's knowledge, any law or regulation, to which any property of Merging Entity is subject or by which Merging Entity is bound.

                  g. Merging Entity is not a party to any material contract other than those previously disclosed in writing to Surviving Entity.

                  h. Merging Entity has no material assets and no liabilities, except as previously disclosed in writing to Surviving Entity.

         12)      Conduct Prior to the Effective Time.

                  a. Surviving Entity agrees that between the date of this Agreement and the Effective Time it will take the following actions at its sole expense, which expense shall be paid or satisfied prior to Closing:

                           (i) Effect a reverse split of its issued and outstanding common stock of 1 share for every 8 shares currently issued and outstanding, reducing the amount of Surviving Entity common stock currently issued and outstanding from 17,518,525 to 2,187,359 shares.

                           (ii) Increase its authorized common stock to 30,000,000 shares.

                           (iii) Complete all necessary actions to change the name of the Company from 1st Realty Investments, Inc. to GREAT WESTERN LAND
                                    AND RECREATION, INC., such name change to be effective upon or immediately after the effectiveness of the Merger.

                  b. Surviving Entity and Merging Entity covenant that between the date of this Agreement and the Closing as to each of them:

                           (i) Surviving Entity and Merging Entity will cooperate with each other in the preparation and filing of an information statement prepared pursuant to Sections 14(c) & (f) of the Securities Exchange Act of 1934 to be sent to the shareholders of Surviving Entity and filed with the SEC describing the terms and conditions of the merger, the change in control of Surviving Entity and the changes in capitalization of Surviving Entity and the name change contemplated by Sections

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                                    8(a), (b) and (k) above, and agree to use
                                    their best efforts to cause such statement to be prepared and filed in preliminary form within ten (10) days of the date of execution of this Agreement by all parties. Merging Entity agrees to bear all expenses for the filing of the information statement prepared pursuant to Sections 14(c) & (f) of the Securities Exchange Act of 1934 as well as any amendments to same and the distribution of the information statement to the shareholders of Surviving Entity. Surviving Entity agrees to bear all costs and expenses relating to the preparation and filing of the annual report required on Form 10-KSB for the fiscal year 2002 and all costs of auditing its financial statements reported therein prior to Closing.

                           (ii) Neither of Surviving Entity or Merging Entity will make any change in its charter documents, by-laws, or other corporate documents except as provided herein.

                           (iii) Surviving Entity and Merging Entity will each use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and Surviving Entity will not enter into any material commitment except in the ordinary course of business.

         13)      Additional Covenants.

                  a. Between the date of this Agreement and the Effective Time, Merging Entity, with respect to itself, and Surviving Entity, with respect to itself, will, and will cause their respective representatives to (i) afford the other party and its representatives access to their personnel, properties, contracts, books and records, and other documents and data, as reasonably requested by the other party; (ii) furnish the other party and its representatives with copies of all such contracts, books and records, and other existing documents and data as the other may reasonably request in connection with the transaction contemplated by this Agreement; and (iii) furnish the other party and its representatives with such additional financial, operating, and other data and information as the other may reasonably request. Merging Entity and Surviving Entity will provide each other with, complete copies of all material contracts and other relevant information on a timely basis in order to keep the other party fully informed of the status of their respective business and operations.

                  b. Surviving Entity and Merging Entity will cooperate with each other in the preparation of a Form 8-K if required to be filed with the SEC describing the transaction contemplated by this Agreement and such other items as

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                           are required by the SEC rules and regulations.

                  c. Merging Entity will deliver Merging Entity's corporate books and records, including all records relating to Merging Entity's audited financial statements, to Surviving Entity at the Effective Time.

                  d. The parties agree that they will not make any public announcements relating to this Agreement or the transactions contemplated herein without the prior written consent of the other party, except as may be required upon the written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party hereto and seeking their consent to such announcement.

14)      Termination.

         This Agreement may be terminated (1) by mutual consent in writing or
         (2) by either Merging Entity or Surviving Entity if there has been a material misrepresentation or material breach of any warranty or covenant by the non-terminating party that is not cured by the Effective Time.

15)      Expenses.

         Except as expressly set forth herein, whether or not the transaction contemplated hereby is consummated, each of the parties will pay at or before the Effective Time all of his, her, or its own legal and accounting fees and other expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement.

16)      Survival of Representations and Warranties.

         The representations and warranties of Merging Entity and Surviving Entity set out in this Agreement will survive the Closing for a period of thirty days, except for the representations and warranties set forth in Sections 10(k) and 11(d) regarding tax liabilities with shall survive for seven years from the date of this Agreement.

17)      Waiver.

         Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.


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18)      Brokers.

         There are no Brokers involved in this transaction.

19)      Notices.

         All notices and other communications under this Agreement must be in writing and will be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

                  If to 1st Realty, to:
                  1st Realty Investments, Inc.
                  5115 N. Scottsdale Road, Suite 101
                  Scottsdale, AZ   85250

                  If to Great Western Land and Recreation, Inc. to :
                  Great Western Land and Recreation, Inc
                  5115 N. Scottsdale Road, Suite 101
                  Scottsdale, AZ  85250

20)      General Provisions.

         a. This Agreement will be governed by and under the laws of the State of Nevada, USA without giving effect to conflicts of law principals. If any provision hereof is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same effect as the original provision and the remainder of this Agreement will remain in full force and effect.

         b. Any dispute arising under or in any way related to this Agreement will be submitted to binding arbitration before a panel of three arbitrators of the American Arbitration Association. The arbitrators will be selected and the arbitration will conducted in accordance with the Association's commercial rules then in effect. The arbitration will be conducted in the State of Arizona. The decision of the arbitrators will set forth in reasonable detail the basis for the decision and will be binding on the parties. The arbitration award may be confirmed by any court of competent jurisdiction.

         c. In any adverse action, the parties will restrict themselves to claims for compensatory damages and/or securities issued or to be issued and no claims will be made by any party or affiliate for lost profits, punitive or multiple damages.

         d. This Agreement, together with any exhibits hereto, constitutes the entire agreement and final understanding of the parties with respect to the subject matter

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
                  hereof and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter hereof. This agreement may not be altered, amended, modified or otherwise changed in any way except by a written agreement, signed by both parties.

         e. This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of Merging Entity rights under this Agreement without the written consent of the other party will be void.

         f. The parties agree to take any further actions and to execute any further documents which may from time to time be necessary or appropriate to carry out the purposes of this Agreement.

         g. The headings of the Sections, paragraphs and subparagraphs of this Agreement are solely for convenience of reference and will not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The references in this Agreement to Sections, unless otherwise indicated, are references to sections of this Agreement.

         h. This Agreement may be executed in counterparts, each one of which will constitute an original and all of which taken together will constitute one document. This Agreement may be executed by delivery of a signed signature page by fax to the other parties hereto and such fax execution and delivery will be valid in all respects.

Signed, sealed and delivered as the act of each party hereto on the date first above written.

1ST REALTY INVESTMENTS, INC.

By: /s/ William D. Szilagyi
    _____________________________
    William D. Szilagyi, President


GREAT WESTERN LAND AND RECREATION, INC.

By: /s/ Jay N. Torok
    ____________________________________
    Jay N. Torok, President and CEO


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                                    EXHIBIT A
                          1ST REALTY INVESTMENTS, INC.
                              LIST OF SUBSIDIARIES



Firebird Financial, L.L.C., an Arizona limited liability corporation

First National Realty, L.L.C., an Arizona limited liability corporation

F Troops L.L.C., an Arizona limited liability corporation

Bosque del San Antonio, L.L.C., an Arizona limited liability corporation

Aquarius Mountain Water & Mineral, L.L.C., an Arizona limited liability corporation

Willow Springs Water L.L.C., a New Mexico limited liability corporation

Houston Damage Control L.L.C., a Texas limited liability corporation


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